Exhibit 24


Ernst and Young International Letterhead


May 15, 2002

Cyper Entertainment, Inc.

CONSENT OF INDEPENDENT AUDITOR


We consent to the filing in the form 8K dated April 22, 2002 and any later filed documents of American Electric Automobile Company, Inc. of our report dated March 9, 2002 on our audit of the financial statements of Cyper Entertainment, Inc. as of December 31, 2001 and 2000.



Young Wha
Ernst and Young International
CEO Chan Seok Oh